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PricewaterhouseCoopers LLP
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Report of Independent Registered Public Accounting Firm

To the Trustees and the Shareholders of
Columbia Funds Series Trust

In planning and performing our audits of the financial statements of Columbia Connecticut Municipal Reserves (formerly Galaxy Connecticut Municipal Money Market Fund) and Columbia Massachusetts Municipal Reserves (formerly Galaxy Massachusetts Municipal Money Market Fund) (the "Funds") as of and for the year ended May 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2006.

This report is intended solely for the information and use of management and the Board of Directors and Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 25, 2006



77E Legal Proceedings

On February 9, 2005, Banc of America Capital Management, LLC ("BACAP" now known as Columbia Management Advisors LLC) and
BACAP Distributors, LLC ("BACAP Distributors" now known as
Columbia Management Distributors, Inc.) entered into an Assurance of Discontinuance with the New York Attorney General (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the U.S. Securities and Exchange Commission (the "SEC")
(the "SEC Order"). A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005 and a copy of the SEC Order is available on the SEC's website.

Under the terms of the SEC Order, BACAP, BACAP Distributors, and their affiliate, Banc of America Securities, LLC ("BAS") agreed, among other things, (1) to pay $250 million in disgorgement and $125 million in civil money penalties; (2) to cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; (3) to undertake various remedial measures to ensure compliance with the federal securities laws related to certain mutual fund trading practices; and (4) to retain an independent consultant to review their applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement also requires, among other things, BACAP and BACAP Distributors, along with Columbia Management Advisors, Inc. and Columbia Funds Distributors, Inc., the investment advisor to and distributor of the Columbia Funds, respectively, to reduce Columbia Funds, Nations Funds and other mutual funds management fees collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions. Consistent with the terms of the settlements, the Nations Funds Boards have an independent Chairman, are comprised of at least 75% independent trustees and have engaged a senior officer with a wide range of compliance and oversight responsibilities.

Pursuant to the procedures set forth in the SEC Order, $375 million will be distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC. The independent distribution consultant has been in consultation with the staff of the SEC, and has submitted a proposed plan of distribution. The SEC has not yet approved a final plan of distribution.

As a result of these matters or any adverse publicity or other developments resulting from them, including lawsuits brought by shareholders of the affected Nations Funds, there may be increased redemptions or reduced sales of fund shares, which could increase transaction costs or operating expenses, or have other adverse consequences for the Nations Funds.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including BACAP and BACAP Distributors (collectively "BAC"), Nations Funds Trust and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against several other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases.

On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. Among other contingencies, the settlement is contingent upon a minimum threshold amount being received by the Nations Fund shareholders and/or the Nations Funds mutual funds from the previously established regulatory settlement fund. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for preliminary approval.

Separately, several related putative class actions have been filed against Nations Funds Trust, Columbia Funds Series Trust (as successor to Nations Funds Trust), the Bank of America Corporation and certain of its affiliates, and others in various federal courts relating to the conversion of common trust funds and the investment of assets held in fiduciary accounts at the Bank of America, N.A. in the Funds. These suits allege various claims including state law claims for breach of fiduciary duty, breach of contract, and unjust enrichment and violations of federal securities laws. One of the suits has been dismissed because the Court did not have subject matter jurisdiction and Nations Funds Trusts expects to file a motion to dismiss the remaining suits as well.

Separately, a putative class action - Mehta v AIG Sun America Life Assurance Company - involving fair value pricing of mutual funds was filed in Illinois State Court, subsequently removed to federal court and then transferred to the United States District Court for the District of Maryland for coordinated or consolidated handling in the MDL. AIG SunAmerica Life Assurance Company has made demand upon Nations Separate Account Trust (as successor to Nations Annuity Trust) and BACAP (as successor to Banc of America Advisors, Inc.) for indemnification pursuant to the terms of a Fund Participation Agreement. On June 1, 2006, the court granted AIG Sunamerica Life Assurance Company's motion to dismiss this class action.

77I Terms of new or amended securities
Columbia Connecticut Municipal Reserves
Columbia Massachusetts Municipal Reserves (the "Funds")

	Effective November 22, 2005, the Funds registered for issue two new classes of shares: G-Trust shares and Retail A shares.
As reflected in the Trust's Rule 18f-3 Multi-Class Plan under the Investment Company Act of 1940 (the "1940 Act"), G-Trust shares and Retail A shares are described as follows:

		G-Trust shares
		Maximum Initial Sales Load:  None
Contingent Deferred Sales Charge:  None
Maximum Rule 12b-1 Distribution Fees:  None
Conversion Features/Exchange Privileges:  G-Trust Shares of the
Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.
Retail A shares
Maximum Initial Sales Load:  None
Contingent Deferred Sales Charge:  None
Maximum Rule 12b-1 Distribution Fees:  None
Maximum Shareholder Servicing Fees:  Pursuant to a Shareholder
	Servicing Plan, Retail A Shares of each Fund may pay
shareholder
servicing fees as follows:
(a)	Columbia Massachusetts Municipal Reserves:
             up to 0.10% of the  average daily net assets of such
shares.
(b)	Columbia Connecticut Municipal Reserves:  up to 0.08% of
the average daily net assets of such shares.
Conversion Features/Exchange Privileges:  G-Trust Shares of the
Funds shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.
Other Shareholder Services: G-Trust Shares of each Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of such Fund.

Effective March 24, 2006, the prospectuses for G-Trust Shares of the Funds removed the following two sentences from the section entitled "BUYING, SELLING AND EXCHANGING SHARES":

         - Subject to certain limited exceptions discussed below, the Fund is no longer accepting new investments from prospective investors in G-Trust Shares. Shares of the Fund currently may only be purchased by current shareholders and by investors who purchase shares through exchanges of G-Trust Shares of other Funds.

Item 77M.  Mergers.

      On November 21, 2005, the series of Columbia Funds Series Trust ("CFST") listed below (the "Acquiring Funds") acquired the assets and assumed the liabilities of each series listed below of the Galaxy Fund (the "Acquired Funds"), in an exchange for shares of the Acquiring Funds, pursuant to an agreement and plan of reorganization approved by both the Acquiring Funds' Board of Trustees and the Acquired Funds' shareholders and Boards of Directors/Trustees.

Acquired Funds


Acquiring Funds
Galaxy Connecticut Municipal Money Market Fund

-->
Columbia Connecticut Municipal Reserves
Galaxy Massachusetts Municipal Money Market Fund

-->
Columbia Massachusetts Municipal Reserves



77Q1 Exhibits
Amended and Restated Declaration of Trust incorporated herein by reference to Accession Number 0000950135-05-006614